                                                                EXHIBIT 3.3

                               AGREEMENT OF MERGER

                 This Agreement of Merger, dated as of July 22, 1997 ("Merger Agreement"), is made and entered into by WellPoint Health Networks Inc., a California corporation ("WellPoint California"), and WLP Acquisition Corp., a California corporation ("Merger Sub") (WellPoint California and Merger Sub being collectively referred to as the "Constituent Corporations") and WellPoint Health Networks Inc., a Delaware corporation ("WellPoint Delaware").

                                   WITNESSETH:

                 WHEREAS, the Constituent Corporations and WellPoint Delaware previously have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for certain representations, warranties and agreements in connection with the transactions contemplated; and

                 WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the shareholders of the Constituent Corporations that WellPoint California and Merger Sub be combined through a merger (the "Merger") of Merger Sub into WellPoint California.

                 NOW, THEREFORE, the Constituent Corporations and WellPoint Delaware hereby agree as follows:

                                   ARTICLE I.

                          The Constituent Corporations

                 1.01     (a)     WellPoint California was incorporated under
the laws of the State of California on June 8, 1982.

                          (b)     WellPoint California is authorized to issue
an aggregate of 300,000,000 Common Shares (the "WellPoint California Common Stock") and 50,000,000 Preferred Shares (the "WellPoint California Preferred Stock").

                          (c)     As of the date and time immediately prior to
the consummation of the Merger, there will be an aggregate of 69,621,826 shares of WellPoint California Common Stock and no shares of WellPoint California Preferred Stock outstanding.

                 1.02     (a)     Merger Sub was incorporated under the laws of
the State of California on May 7, 1997.

                          (b)     Merger Sub is authorized to issue an
aggregate of 1,000 shares of Common Stock ("Merger Sub Common Stock").










                                       1.

                          (c)     As of the date and time immediately prior to
the consummation of the Merger, an aggregate of 1,000 shares of Merger Sub Common Stock will be outstanding and owned by WellPoint Delaware.

                                  ARTICLE II.

                                   The Merger

                 2.01     (a)     This Merger Agreement shall be submitted to
the shareholders of WellPoint California and Merger Sub. If adopted and approved by the vote of the shareholders of WellPoint California and by the written consent of the shareholders of Merger Sub, and if all of the conditions precedent to the consummation of the Merger specified in the Reorganization Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, then, unless terminated as provided in the Reorganization Agreement, this Merger Agreement, along with certificates meeting the requirements of the California General Corporation Law, shall be filed with the Secretary of State of California. Upon such filing, the Merger shall become effective ("Effective Time of the Merger").

                          (b)     At the Effective Time of the Merger, Merger
Sub shall be merged into WellPoint California and the separate corporate existence of Merger Sub shall thereupon cease. WellPoint California shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of WellPoint California, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

                 2.02     (a)     The Surviving Corporation shall succeed to
all of the rights, privileges, powers, immunities and franchises of Merger Sub, all of the properties and assets of Merger Sub and all of the debts, choses in action and other interests due or belonging to Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and obligations of Merger Sub with the effect set forth in the California General Corporation Law.

                          (b)     If, at any time after the Effective Time of
the Merger, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of Merger Sub or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Merger Agreement.





                                       2.

                                  ARTICLE III.

                           Articles of Incorporation

                 3.01 The Articles of Incorporation of WellPoint California in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation.

                                  ARTICLE IV.

                      Manner And Basis Of Converting Shares
                         Of The Constituent Corporations

                 4.01     At the Effective Time of the Merger:

                          (a)     Each share of Merger Sub Common Stock which
is outstanding immediately prior to the Effective Time of the Merger shall be converted at the Effective Time of the Merger into one (1) share of WellPoint California Common Stock.

                          (b)     Each share of WellPoint California Common
Stock which is outstanding immediately prior to the Effective Time of the Merger shall be converted into one (1) fully-paid and non-assessable share of Common Stock, $.01 par value per share of WellPoint Delaware ("WellPoint Delaware Common Stock").

                          (c)     Each Share of WellPoint Delaware Common Stock
which is outstanding immediately prior to the Effective Time of the Merger shall be cancelled.

                 4.02 On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of WellPoint California Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of WellPoint Delaware Common Stock into which the shares of WellPoint California Common Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of WellPoint Delaware or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to WellPoint Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of WellPoint Delaware evidenced by such outstanding certificate as above provided.

                 4.03 If any certificate for shares of WellPoint Delaware Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of WellPoint Delaware that such tax has been paid or is not payable.





                                       3.

                                   ARTICLE V.

                                    General

                 5.01 This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 5.02 Notwithstanding approval of this Merger Agreement by the shareholders of either of the Constituent Corporations, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

                 5.03 This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either of the Constituent Corporations, but, after any such approval, no amendment shall be made which would have a material adverse effect on the shareholders of either of the Constituent Corporations, or change any of the principal terms of the Reorganization Agreement, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Without limiting the foregoing, the parties hereto acknowledge and agree that any modification of the manner or basis of exchanging shares of WellPoint California Common Stock into WellPoint Delaware Common Stock shall require further approval of the Boards of Directors (or appropriate committee thereof empowered to so act) of WellPoint Delaware and WellPoint California and the stockholders of WellPoint California.




























                                       4.

                 IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                                           WELLPOINT HEALTH NETWORKS INC.
                                           a California corporation


                                           By: /s/ LEONARD D. SCHAEFFER
                                               ---------------------------------
                                                   Leonard D. Schaeffer
                                                   Chairman of the Board and
                                                   Chief Executive Officer


                                           By: /s/ THOMAS C. GEISER
                                               ---------------------------------
                                                   Thomas C. Geiser
                                                   Secretary

                                           WELLPOINT HEALTH NETWORKS INC.,
                                           a Delaware corporation


                                           By: /s/ LEONARD D. SCHAEFFER
                                               ---------------------------------
                                                   Leonard D. Schaeffer
                                                   Chief Executive Officer


                                           By: /s/ THOMAS C. GEISER
                                               ---------------------------------
                                                   Thomas C. Geiser
                                                   Secretary

                                           WLP ACQUISITION CORP.,
                                           a California corporation


                                           By: /s/ LEONARD D. SCHAEFFER
                                               ---------------------------------
                                                   Leonard D. Schaeffer
                                                   President


                                           By: /s/ THOMAS C. GEISER
                                               ---------------------------------
                                                   Thomas C. Geiser
                                                   Secretary





















                                       5.